KPMG LLP

2755 Augustine Drive
Suite 701
Santa Clara, CA 95054

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 24, 2025, with respect to the consolidated financial statements of AEye, Inc., incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

Santa Clara, California
May 9, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.